Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS 2010 FIRST QUARTER

FINANCIAL RESULTS

Financial and Operational Highlights

•	The Company had 90,000 in-force policies at March 31, 2010, reflecting a 5% increase over March 31, 2009, and a 3% decrease from December 31, 2009

•	Gross premiums written decreased $1.4 million, or 4%, from last year’s first quarter to $35.6 million; and increased $8.3 million, or 30.2%, over the fourth quarter of 2009

•	Cash and investment holdings were $159.6 million at March 31, 2010, compared to $160.1 million at December 31, 2009

•	Book value per share decreased 7% to $4.21 at March 31, 2010, compared to $4.55 at December 31, 2009

•	Early retirement of the Company’s $18.3 million, 11% notes originally scheduled to mature on September 29, 2011

St. Petersburg, FL – May 12, 2010: United Insurance Holdings Corp. (OTCBB: UIHC; UIHCW; UIHCU) (United or the Company), a property and casualty insurance holding company, announced unaudited financial results for its first quarter ended March 31, 2010.

For the first quarter, United reported a net loss of $3.7 million, or $0.35 per diluted share, compared to recording net income of $3.1 million, or $0.30 per diluted share, during the same period last year.

“The unusually high reinsurance costs from last season’s contracts, several large losses, and Florida’s unseasonably cold winter impacted our first quarter results,” said Don Cronin, United’s CEO. “We remain confident that the additional rate increases we received last year and our thoughtful approach to risk management will improve our bottom line results.” The Florida Office of Insurance Regulation approved the 12.7% and 14% average rate increases for the Company’s homeowner product which became effective on September 15, 2009, and March 15, 2010, respectively. United continued to manage its future risk exposure as in-force policies decreased 3% to 90,000 at March 31, 2010 compared to 93,000 at December 31, 2009.

The Company retired two of its notes during the quarter. On May 5, 2010, United retired its $18.3 million, 11% notes that were due to mature on September 29, 2011. The early debt retirement is expected to improve net income by approximately $0.4 million and $1 million in 2010 and 2011, respectively. In addition to the early debt retirement, the Company paid its $4.3 million note payable to Columbus Bank & Trust in full when it matured on February 20, 2010. As a result of the use of cash to retire these notes and the increasingly uncertain environment regarding regulation, rating agencies, and reinsurance costs, United’s Board of Directors (Board) suspended quarterly dividend payments until further notice. The Board will consider future dividend payments in view of operating results and capital requirements for growth.

2010 First Quarter Financial Review

Gross premiums written decreased to $35.6 million from $37 million in the first quarter of 2009, primarily the result of the 3% decrease in the number of in-force polices during the first quarter of 2010.

Net premiums earned decreased to $14.7 million from $21.5 million in the first quarter of 2009, primarily the result of higher reinsurance costs associated with the 2009 – 2010 reinsurance contracts, which increased $33.8 million over the 2008 – 2009 reinsurance contracts. The higher reinsurance costs will continue to impact net premiums earned until May 2010, when the current contracts expire. The Company is currently negotiating its 2010 – 2011 reinsurance program and the financial impact of the program on the Company’s results for the remainder of the year is unknown.

Losses and LAE increased to $12.5 million in the current quarter from $7.2 million in the first quarter of 2009 because losses related to fires, sinkholes and water damage increased. Water losses accounted for $2.1 million of the increase as the Company experienced a spike in broken or burst water pipe claims as a result of the abnormally cold Florida winter. Fire losses increased approximately $1.3 million in the quarter. United experienced a $0.3 million increase in sinkhole losses, including some in counties not known to be prone to sinkholes. Finally, the remaining $1.6 million increase was due to losses from other claim types that were individually insignificant.

Policy acquisition costs increased to $5.7 million in the first quarter compared to $4.9 million in the comparable period of the prior year primarily due to the increase in policy administration fees and agents’ commissions. Policy administration fees increased because in the first quarter of 2009, United’s former policy administrator was still processing policies for the Company and their costs were less than what the current policy administrator charges to maintain United’s policies. Agents’ commissions increased due to the strong growth in premium writings that occurred in the first half of 2009.

Operating, general and administrative expenses decreased $344,000 to $3.7 million from $4.1 million in the first quarter of 2009, because the Company did not accrue any bonuses in the first quarter of 2010, whereas it accrued for bonuses in the first quarter of 2009.

The aforementioned factors combined to cause a net loss of $3.7 million for the first quarter of 2010, compared to net income of $3.1 million reported for the first quarter of 2009.

Balance Sheet Highlights

United’s cash and investment holdings remained essentially unchanged at $159.6 million at March 31, 2010, compared to $160.1 million at December 31, 2009. The Company’s cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 96% of United’s total investments at March 31, 2010, and December 31, 2009, respectively.

Conference Call

The Company will discuss these results in a conference call on Thursday, May 13, 2010 at 10:00 a.m. Eastern Daylight Time.

The dial-in numbers are:

(866) 861-6730 (US)

(706) 679-0882 (INTERNATIONAL)

A recorded replay of the call will be available until 11:00 p.m. Eastern Daylight Time on May 18, 2010. Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code 69997699 for the replay.

A live webcast of the call can be accessed at www.upcic.com in the “Events & Presentations” section. If you are unable to participate in the live call, the webcast version of the conference call will be available at the same link following the call. Listeners interested in participating in the Q&A session should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About United Insurance Holdings Corp.

Founded in 1999, United Property & Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., primarily underwrites homeowners insurance in Florida. From its headquarters in St. Petersburg, United’s team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agencies and agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United’s premiums and policies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of the rate increases and the early debt retirement on our future results, our future results of operations, and the outlook for our business. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida which affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the SEC, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

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CONTACT:	-OR-	INVESTOR RELATIONS:

United Insurance Holdings Corp.		The Equity Group Inc.
Joe Peiso		Adam Prior
Chief Financial Officer		Vice President
(727) 895-7737 / jpeiso@upcic.com		(212) 836-9606 / aprior@equityny.com

John Rohloff
SEC Reporting Manager
(727) 895-7737 / jrohloff@upcic.com

Condensed Consolidated Statements of Income

(Unaudited)

In thousands, except share and per share amounts

	Three Months Ended March 31,
	2010	2009
REVENUE:
Gross premiums written	$35,567	$37,031
Gross premiums ceded	(1,525)	(1,901)

Net premiums written	34,042	35,130
Decrease (increase) in net unearned premiums	(19,349)	(13,588)

Net premiums earned	14,693	21,542
Net investment income (loss), including net realized gains (losses)	1,034	(1,291)
Other revenue	1,221	1,733

Total revenue	16,948	21,984

EXPENSES:
Losses and loss adjustment expenses	12,469	7,201
Policy acquisition costs	5,654	4,928
Operating, general and administrative expenses	3,756	4,100
Interest expense	1,091	754

Total expenses	22,970	16,983

Income (loss) before income taxes	(6,022)	5,001
Provision for (benefit from) income taxes	(2,323)	1,876

Net income (loss)	$(3,699)	$3,125

OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized holding gain (loss) on investments	1,112	(1,436)
Reclassification adjustment for net realized investment losses	14	808
Reclassification adjustment for recognized other-than-temporary impairments	—	1,878
Income tax expense related to items of other comprehensive income	(435)	(460)

Total comprehensive income (loss)	$(3,008)	$3,915

Weighted average shares outstanding
Basic and diluted	10,573,932	10,550,876

Earnings (loss) per share
Basic and diluted	$(0.35)	$0.30

Dividends declared per share	$0.05	$—

Condensed Consolidated Balance Sheets

In thousands, except share and par value amounts

	March 31, 2010	December 31, 2009
	Unaudited
ASSETS
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $112,247 and $125,920, respectively)	$115,343	$128,020
Equity securities (adjusted cost of $5,000)	4,834	4,704
Other long-term investments	300	300

Total investments	120,477	133,024

Cash and cash equivalents	39,171	27,086
Accrued investment income	1,025	1,119
Premiums receivable, net of allowances for credit losses of $377 and $370, respectively	8,067	7,544
Reinsurance recoverable on paid and unpaid losses	30,135	25,477
Prepaid reinsurance premiums	18,417	40,285
Deferred policy acquisition costs	8,696	9,256
Other assets	6,401	3,967

Total Assets	$232,389	$247,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$48,652	$44,112
Unearned premiums	71,312	73,831
Reinsurance payable	15,309	28,162
Other liabilities	15,663	12,154
Notes payable, net of unamortized debt discount of $773 and $885, respectively	36,919	41,428

Total Liabilities	187,855	199,687

Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding for 2010 and 2009	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 10,573,932 issued and outstanding for 2010 and 2009	1	1
Additional paid-in capital	75	75
Accumulated other comprehensive income	1,799	1,108
Retained earnings	42,659	46,887

Total Stockholders’ Equity	44,534	48,071

Total Liabilities and Stockholders’ Equity	$232,389	$247,758